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                       November 2, 2023

       John S. Hogan
       Chief Financial Officer
       Whitestone REIT
       2600 South Gessner, Suite 500
       Houston, Texas 77063

                                                        Re: Whitestone REIT
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed on March 8,
2023
                                                            File No. 001-34855

       Dear John S. Hogan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction